As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-186862

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post effective amendment No. 1 to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYTEC INDUSTRIES INC.

(Exact name of Registrant as specified in Its Charter)

Delaware		22-3268660
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Five Garret Mountain Plaza Woodland Park, New Jersey 07424 (973) 357-3100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony Saviano Secretary Cytec Industries, Inc. Five Garrett Mountain Plaza Woodland Park, New Jersey 07424 (973) 357-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is filed by Cytec Industries Inc. (the “Company”), and amends the registration statement initially filed by the Company on Form S-3ASR (File No. 333-186862) with the Securities and Exchange Commission on February 26, 2013. Such registration statement registered debt securities of the Company. The Company has filed this Post-Effective Amendment No. 1 on Form S-3 to deregister all of the remaining debt securities that remain unsold under the Registration Statement, and to terminate the Registration Statement.

On July 28, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement) with Solvay SA (“Solvay”) and Tulip Acquisition Inc., a wholly owned subsidiary of Solvay (“Merger Subsidiary”). Pursuant to the Merger Agreement, on December 9, 2015, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Solvay (the “Merger”).

As a result of the Merger, the Company has terminated as of the date hereof all offerings of its debt securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any debt securities registered under the Registration Statement that remain unsold at the termination of such offerings, the Company hereby removes from registration any and all such debt securities registered but not sold or otherwise issued under the Registration Statement as of the effective date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such debt securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Park, State of New Jersey, on December 9, 2015. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CYTEC INDUSTRIES INC.

By:	/s/ Anthony Saviano
Anthony Saviano
Secretary